Exhibit (a)(1)(A)
Offer to Purchase for Cash
by
A. SCHULMAN, INC.
of
Up to 8,750,000 Shares of its Common Stock
(including the associated Junior Participating Special Stock Purchase Rights
issued under the Rights Agreement)
at a Purchase Price Not Greater Than $24.00 nor Less Than $21.00 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MARCH 29, 2006, UNLESS THE OFFER IS EXTENDED.
       A. Schulman, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 8,750,000 shares of its common stock, par value $1.00 per share (the “common stock”), including the associated junior participating special stock purchase rights (the “rights”) issued under the Rights Agreement dated as of January 26, 2006, between the Company and National City Bank, as Rights Agent, at a price not greater than $24.00 nor less than $21.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company and shall include the rights, and unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.
      On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $24.00 nor less than $21.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 8,750,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.
      Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 625,746 shares). See Sections 1 and 16.
      The Offer is not conditioned upon any minimum number of shares being tendered, but is conditioned upon the satisfaction of various other conditions. See Section 7.
      The shares are listed and traded on the Nasdaq National Market (“Nasdaq”) under the symbol “SHLM”. On February 28, 2006, the last full trading day before we commenced the Offer, the reported closing price of the shares on Nasdaq was $23.43 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (other than James A. Mitarotonda, who has not indicated whether he will participate in the Offer). See Section 11.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Offer is:
Credit Suisse
March 1, 2006

IMPORTANT
      If you desire to tender all or any portion of your shares, you should either:

(1) (a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or

(b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or

(2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares.
      If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
      To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.
      If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $21.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $21.00 per share.
      Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, or to Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
      We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.
      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

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SUMMARY TERM SHEET
      We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock, including the rights, as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.
Who is offering to purchase my shares?
      A. Schulman, Inc.
What is the Company offering to purchase?
      We are offering to purchase up to 8,750,000 shares of our common stock, par value $1.00 per share, including the associated rights. See Section 1.
What will the purchase price for the shares be and what will be the form of payment?
      We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”
      This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.
      The price range for the Offer is $21.00 to $24.00 per share. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) that will allow us to buy 8,750,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.
      All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.
      If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined under the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $21.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $21.00 per share.
      If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
How many shares will the Company purchase in the Offer?
      We will purchase up to 8,750,000 shares in the Offer (representing approximately 28.0% of our issued and outstanding shares). If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. Each share is coupled with an associated right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the rights. If more than 8,750,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 625,746 shares). In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to the satisfaction of various other conditions. See Sections 1 and 7.
How will the Company pay for the shares?
      Assuming that the maximum of 8,750,000 shares are tendered in the Offer at the maximum purchase price of $24.00 per share, the aggregate purchase price will be $210 million. We anticipate that we will pay for the shares tendered in the Offer from our available cash, as well as the proceeds of the draw-down under the Credit Facilities of up to $350 million and the proceeds from the issuance of the Notes (as defined in Section 9). See Section 9.
How long do I have to tender my shares; can the Offer be extended, amended or terminated?
      You may tender your shares until the Offer expires. The Offer will expire on March 29, 2006, at 9:00 a.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.
      We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
      If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.
What is the purpose of the Offer?
      In October 2005, we reached an agreement with a group of investors led by Barington Capital Group, L.P. (the “Barington Group”), which had an ownership position of approximately 8.7% of our outstanding stock. Under the terms of the agreement, among other things, the Barington Group withdrew its notice of intent to nominate persons for election as directors at our 2005 Annual Meeting of Stockholders and agreed to abide by certain standstill provisions until our 2007 Annual Meeting of Stockholders, while we, through our Board of Directors, expanded the size of the Board from 10 to 12 and appointed James A. Mitarotonda, a member of the Barington Group, to serve as a director until the 2007 Annual Meeting of Stockholders. We also agreed to initiate a self-tender offer to repurchase 8,750,000 shares of our common stock at a price of no less than $20 per share by April 30, 2006.
      We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders. We do not believe that consummation of the Offer will impair our competitive ability or our business prospects; however, borrowing under the Credit Facilities and the issuance of the Notes will increase our interest expense on an ongoing basis. See Section 9.
      The foregoing paragraph contains forward-looking statements subject to known and unknown risks that may be realized in the future. See “Cautionary Note on Forward-Looking Statements.”

What are the significant conditions to the Offer?
      Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	No material changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•	No one (including certain groups) shall have acquired or proposed to acquire more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock to be delisted from Nasdaq or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      The Offer is subject to a number of other conditions described in greater detail in Section 7.
What are the “junior participating special stock purchase rights?”
      Each time we issue a share of common stock, we issue to the holder of the share one junior participating special stock purchase right pursuant to the Rights Agreement dated as of January 26, 2006, between the Company and National City Bank, as Rights Agent. These associated purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.
Following the Offer, will the Company continue as a public company?
      Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from Nasdaq or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on Nasdaq or to not continue to be eligible for registration under the Exchange Act. See Section 7.

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How do I tender my shares?
      If you want to tender all or part of your shares, you must do one of the following before 9:00 a.m., New York City time, on March 29, 2006, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to National City Bank, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.
      You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
How do holders of vested stock options participate in the Offer?
      If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.
What happens if more than 8,750,000 shares are tendered at or below the purchase price?
      If more than 8,750,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price we determine and do not properly withdraw them before the Expiration Time;

•	second, from all other stockholders who properly tender shares at or below the purchase price we determine, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase 8,750,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
      If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price prior to the Expiration Time and you complete the section entitled

“Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.
Once I have tendered shares in the Offer, can I withdraw my tender?
      Yes. You may withdraw any shares you have tendered at any time before 9:00 a.m., New York City time, on March 29, 2006, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on April 25, 2006. See Section 4.
How do I withdraw shares I previously tendered?
      To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.
Has the Company or its Board of Directors adopted a position on the Offer?
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Do the directors or executive officers of the Company intend to tender their shares in the Offer?
      Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, other than James A. Mitarotonda, who has not indicated whether he will participate in the Offer. If none of our directors and executive officers tenders any of their shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.
If I decide not to tender, how will the Offer affect my shares?
      Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.
What is the recent market price of my shares?
      On February 28, 2006, the last full trading day before we commenced the Offer, the reported closing price of the shares on Nasdaq was $23.43 per share. A portion of the price range for the Offer is below the closing price of $23.43 per share on February 28, 2006, the last full trading day before we commenced the Offer. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?
      We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Offer. See Section 5.
Will I have to pay brokerage commissions if I tender my shares?
      If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.
What are the United States federal income tax consequences if I tender my shares?
      Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 14. If you are a Foreign Stockholder (as defined in Section 14), you may be subject to withholding at a rate of 30% on payments received pursuant to the Offer. You may also be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See Section 3.
      Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See Section 3. We recommend that you consult with your tax advisor with respect to your particular situation.
Will I have to pay stock transfer tax if I tender my shares?
      We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.
Whom can I talk to if I have questions?
      If you have any questions regarding the Offer, please contact Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at (212) 440-9800 or Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at (800) 318-8219. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
      This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

      You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to the following:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	changes in customer demand and requirements;

•	escalation in the cost of providing employee health care; and

•	the outcome of any legal claims known or unknown.
      These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.
      Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.
      In addition, please refer to our Current Reports on Form 8-K dated October 24, 2005, January 6, 2006, January 11, 2006, January 23, 2006, January 30, 2006, February 21, 2006, and March 1, 2006, our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2005, and our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, in each case as filed with the U.S. Securities and Exchange Commission, each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See Section 10. Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
      Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Common Stock:
      We invite our stockholders to tender shares of our common stock, par value $1.00 per share (the “common stock”), including the associated junior participating special stock purchase rights, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 8,750,000 shares at a price not greater than $24.00 nor less than $21.00 per share, net to the seller in cash, less applicable withholding taxes and without interest. We will not pay any additional consideration for the rights.
      The Offer will expire at 9:00 a.m., New York City time, on March 29, 2006, unless extended (such date and time, as they may be extended, the “Expiration Time”).
      After the offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price within the price range specified above that will allow us to buy 8,750,000 shares. If fewer shares are properly tendered, we will select the price (in multiples of $0.25) that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.
      We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.
      Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 625,746 shares). See Sections 1 and 15.
      Tendering stockholders whose shares are registered in their own names and who tender directly to National City Bank, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.
      The Offer is not conditioned upon any minimum number of shares being tendered, but is conditioned upon the satisfaction of various other conditions. See Section 7.
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
      Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, other than James A. Mitarotonda, who has not indicated whether he will participate in the Offer. If none of our directors and executive officers tenders any of their shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the

Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.
      Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. Foreign Stockholders may be subject to withholding at a rate of 30% on payments received pursuant to the Offer. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares under the Offer.
      As of February 23, 2006, there were 31,287,303 shares of our common stock issued and outstanding, not including 9,272,045 of our issued shares held in treasury. The 8,750,000 shares that we are offering to purchase hereunder represent approximately 28.0% of the total number of issued and outstanding shares of our common stock. The shares are listed and traded on Nasdaq under the symbol “SHLM”. On February 28, 2006, the last full trading day before we commenced the Offer, the closing price of the shares as reported on Nasdaq was $23.43 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Terms of the Offer
      General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 8,750,000 shares of our common stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $24.00 nor less than $21.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.
      The term “Expiration Time” means 9:00 a.m., New York City time, on March 29, 2006, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”) and subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 625,746 shares). See Section 15.
      In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.
      If we:

•	increase the price to be paid for shares above $24.00 per share or decrease the price to be paid for shares below $21.00 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (or approximately 625,746 shares); or

•	decrease the number of shares being sought in the Offer; and
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered, but is conditioned upon the satisfaction of various other conditions. See Section 7.
      In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $24.00 nor less than $21.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving the minimum price of $21.00 per share. A portion of the price range for the Offer is below the closing price of $23.43 per share on February 28, 2006, the last full trading day before we commenced the Offer. See Section 8 for recent market prices for the shares.
      Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service and a filing on Form 8-K of such information.

      We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 8,750,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.
      If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 8,750,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.
      Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 8,750,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price we determine (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 8,750,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.
      As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

      Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.
      To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
      Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
      As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.
      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans
      Purpose of the Tender Offer. In October 2005, we reached an agreement with a group of investors led by Barington Capital Group, L.P. (the “Barington Group”), which had an ownership position of approximately 8.7% of our outstanding stock. Under the terms of the agreement, among other things, the Barington Group withdrew its notice of intent to nominate persons for election as directors at our 2005 Annual Meeting of Stockholders and agreed to abide by certain standstill provisions until our 2007 Annual Meeting of Stockholders, while we, through our Board of Directors, expanded the size of the Board from 10 to 12 and appointed James A. Mitarotonda, a member of the Barington Group, to serve as a director until the 2007 Annual Meeting of Stockholders. We also agreed to initiate a self-tender offer to repurchase 8,750,000 shares of our common stock at a price of no less than $20 per share by April 30, 2006. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including our increased indebtedness as described in Section 9. We do not believe that consummation of the Offer will impair our competitive ability or our business prospects. See “Cautionary Note on Forward-Looking Statements.”

      We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.
      The Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in Nasdaq transactions.
      Neither we nor any member of our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, other than James A. Mitarotonda, who has not indicated whether he will participate in the Offer.
      Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.
      Shares we acquire pursuant to the Offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law or the Nasdaq rules) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.
      The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.
      If none of our directors and executive officers tenders any of their shares in the Offer, they will increase their proportional stake in us. However, after termination of the Offer, our directors and executive officers may, in accordance with applicable law, sell their shares in open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

      Other Plans. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.
      Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares
      Valid Tender. For a stockholder to make a valid tender of shares under the Offer (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or
(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
      If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.
      The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

      In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $21.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $21.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.
      If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $21.00 per share. You should understand that this election may lower the purchase price and could result in the tendered shares being purchased at the minimum price of $21.00 per share. A portion of the price range for the Offer is below the closing market price for the shares on February 28, 2006, the last full day of trading before we commenced the Offer. See Section 8 for recent market prices for the shares.
      If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.
      A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.
      We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.
      Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.
      Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.
      The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
      The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
      Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
      Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”
      For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
      Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.
      Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

      A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
      Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.
      Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
      United States Federal Income Tax Withholding. Under the United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.
      ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.
      Gross proceeds payable pursuant to the Offer to a Foreign Stockholder (as defined in Section 14) or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Foreign Stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 (the “Section 302 Tests”) or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign Stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. Notwithstanding the foregoing, a Foreign Stockholder who meets one of the Section 302 Tests will be subject to U.S. federal income tax and withholding if (i) our shares constitute a U.S. real property interest, and (ii) such Foreign Stockholder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares of common stock. Our shares will constitute a U.S. real property interest with respect to a Foreign Stockholder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Foreign Stockholder held shares or (ii) the five-year period ending on the date the Foreign Stockholder sells shares pursuant to the Offer. We do not believe, however, that we have been a United States real property holding corporation at any time during the last five years.
      Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 622-6757. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights
      Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on April 25, 2006, unless such shares have been accepted for payment as provided in the Offer.

      For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.
      If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
      If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
      If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.
      Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
      We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
      If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price
      Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) subject to certain limitations and legal requirements, accept for payment up to an additional 2% of our outstanding shares (or approximately 625,746 shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares.
      For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
      Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.
      We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.
      Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
      Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for non-United States stockholders.

6.	Conditional Tender of Shares
      Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.
      Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 8,750,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.
      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 8,750,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 8,750,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer
      Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred any change that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, NYSE Composite Index or the S&P 500 Composite Index; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 1, 2006); or

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 1, 2006 has acquired or proposes to acquire, whether through the acquisition of stock,

the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.
      The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares
      The shares are traded on Nasdaq under the symbol “SHLM”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by Nasdaq based on published financial sources.

	High	Low

Year Ending August 31, 2006:
First Quarter	$21.19	$16.49
Second Quarter	$25.83	$20.59
Year Ending August 31, 2005:
First Quarter	$22.71	$18.86
Second Quarter	$22.20	$17.48
Third Quarter	$18.75	$15.92
Fourth Quarter	$19.49	$16.23
Year Ending August 31, 2004:
First Quarter	$19.85	$15.35
Second Quarter	$21.98	$17.09
Third Quarter	$20.95	$17.19
Fourth Quarter	$21.67	$19.10
      On February 28, 2006, the last full trading day before we commenced the Offer, the last reported sales price of the shares reported by Nasdaq was $23.43 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

9.	Source and Amount of Funds
      Assuming that 8,750,000 shares are purchased in the Offer at the maximum purchase price of $24.00 per share, the aggregate purchase price would be approximately $210 million. Together with our cash on hand, we anticipate that we will pay for the shares tendered in the Offer from the proceeds of a draw-down under the Credit Facilities (as defined below) of up to $350 million. We currently expect to repay the Credit Facilities through cash, cash equivalents or other liquid investments and/or secured or unsecured longer-term borrowings. The foregoing are forward-looking statements subject to known and unknown risks. See “Cautionary Note on Forward-Looking Statements”.
      Credit Facilities. On February 28, 2006, the Company, A. Schulman Europe GmbH (“Schulman Germany”), A. Schulman Plastics, S.A. (“Schulman France”), and A. Schulman International Services NV (“Schulman Belgium,” and together with the Company, Schulman Germany and Schulman France, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as European agent, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger and the lenders party to the Credit Agreement. The Credit Agreement provides for aggregate facilities in the principal amount of $350 million comprised of a French tranche revolving loan of up to $20 million and a US tranche revolving loan of up to $240 million (the “Revolving Facility”), and a German tranche term loan of up to $60 million and a US tranche term loan of up to $30 million (the “Term Facility” and, together with the Revolving Facility, the “Credit Facilities”). The proceeds of the Credit Facilities may be used to finance the purchase of up to 8,750,000 shares pursuant to the Offer and to provide working capital and general corporate purposes. The Credit Agreement requires prepayment of the term loans in the amounts and on the dates set forth in the Credit Agreement, provided, however that the Borrowers may not request funding under the Term Facility after issuance of the Notes described below. The Credit Facilities mature on February 28, 2011.
      The Credit Facilities are fully and unconditionally, jointly and severally, guaranteed by each of A. Schulman International Inc., A. Schulman Invision Inc., ASI Investments Holding Co. and Texas Polymer Services, Inc. (collectively, the “Guarantors”). Additionally, the Credit Facilities are secured by a pledge of 65% of the capital stock of each existing and future foreign subsidiary owned directly by the Company or any Guarantor.
      Borrowings by the Company under the US tranche bear interest at rates per annum equal to, at the Company’s option, the (i) base rate or (ii) eurocurrency rate plus between 0.31% and 0.925% depending on the Company’s leverage ratio. Borrowings under any tranche other than the US tranche bear interest at rates per annum equal to the eurocurrency rate plus between 0.40% and 1.125% depending on the Company’s leverage ratio. “Base rate” has a meaning customary for financings of this type. “Eurocurrency rate” means LIBOR as such term is customarily used in financings of this type or the rate determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Euro.
      The Credit Agreement contains certain covenants that, among other things, restrict the Company’s ability to incur indebtedness and grant liens other than certain types of permitted indebtedness and permitted liens. The Credit Agreement requires the Company and its subsidiaries to comply with various negative covenants that restrict their activities (subject to negotiated exceptions), including, but not limited to, limitations on liens and other encumbrances, the incurrence of debt, payment of dividends, redemptions and repurchases of capital stock, prepayments, redemptions and repurchases of debt, loans and investments, capital expenditures, mergers, consolidations, acquisitions, asset dispositions and sale/ leaseback transactions, and transactions with affiliates.
      In addition, the Credit Facilities require the Company and its subsidiaries to comply with various affirmative covenants customary for financings of this type (subject to negotiated exceptions). The Credit Agreement contains various events of default, including but not limited to payment defaults, breaches of representations and warranties, noncompliance with covenants, failure of any guaranty of security document supporting the Company’s Credit Facilities from being in full force and effect, “going concern” qualifications or exceptions to annual financials, bankruptcy related events of default, and change of control.

      The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.
      Senior Notes. On March 1, 2006, the Company issued $30,000,000 in aggregate principal amount of floating rate senior notes (the “Dollar Notes”), and Schulman Germany issued €50,335,570 in aggregate principal amount of 4.485% senior notes (the “Euro Notes” and collectively with the Dollar Notes, the “Notes”). The net proceeds from the issuance of the Notes may be used to finance the purchase of up to 8,750,000 shares pursuant to the Offer and to provide working capital and general corporate purposes. The Dollar Notes mature on March 1, 2013, but may be prepaid at any time, in whole or in part, after March 1, 2008 at 100% of the principal amount thereof plus accrued but unpaid interest. The Company is not required to prepay the Dollar Notes. The Euro Notes mature on March 1, 2016, but may be prepaid at any time, in whole or in part, at 100% of the principal amount thereof plus accrued by unpaid interest and a make-whole premium. Beginning on March 1, 2012, Schulman Germany must annually prepay €2,516,778 of the principal amount of the Euro Notes at 100% of the principal amount thereof.
      The Dollar Notes are fully and unconditionally, jointly and severally, guaranteed by the Guarantors. The Euro Notes are fully and unconditionally, jointly and severally, guaranteed by the Company and the Guarantors. Additionally, obligations under the Notes are secured by a pledge of 65% of the capital stock of each existing and future foreign subsidiary owned directly by the Company or any Guarantor.
      The Dollar Notes bear interest at a floating rate equal to LIBOR plus 80 basis point per annum, which rate is reset quarterly. The Euro Notes bear interest at a fixed rate of 4.485% per annum.
      The purchase agreement governing the Notes contains certain covenants that, among other things, restrict the Company’s ability to incur indebtedness and grant liens other than certain types of permitted indebtedness and permitted liens. The purchase agreement requires the Company and its subsidiaries to comply with various negative covenants that restrict their activities (subject to negotiated exceptions), including, but not limited to, limitations on liens and other encumbrances, the incurrence of debt, mergers, consolidations, asset dispositions and transactions with affiliates.
      In addition, the purchase agreement requires the Company and its subsidiaries to comply with various affirmative covenants customary for financings of this type (subject to negotiated exceptions). The purchase agreement contains various events of default, including but not limited to payment defaults, breaches of representations and warranties, noncompliance with covenants, failure of any guaranty or security document supporting the Notes from being in full force and effect and bankruptcy related events of default.
      The foregoing summary of the purchase agreement is qualified in its entirety by reference to the purchase agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.
      General. We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes; (ii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; and (iii) our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.
      Our ability to repay expected borrowings under the Credit Facilities and from the issuance of the Notes, and to meet our other debt or contractual obligations (including continued compliance with applicable financial covenants), will depend upon one or more of the following: our future performance and our cash flow from operations, and/or our ability to execute our business plan, each of which is subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Cautionary Note on Forward-Looking Statements.”
      Management believes that cash flows from operations, the proposed Credit Facilities, issuance of the Notes and the Company’s anticipated access to public and private debt markets are sufficient to meet the Company’s expected liquidity needs.

10.	Information About A. Schulman, Inc.

General.
      The Company sells plastic resins and compounds, which are used as raw materials by its customers. The Company combines basic resins purchased from plastic resin producers and, through mixing and extrusion processes, introduces additives that provide color, stabilizers, flame retardants or other enhancements that may be required by a customer. These compounds are formulated in the Company’s laboratories and are manufactured in the Company’s fourteen plastics compounding plants in North America and Europe. Customers for the Company’s plastic compounds include manufacturers, custom molders and extruders of a wide variety of plastic products and parts. The Company’s plastic compounds are sold to manufacturers and suppliers in various markets such as packaging, automotive, consumer products, electrical/electronics, office equipment and agriculture.
      The Company was organized as an Ohio corporation in 1928 and changed its state of incorporation to Delaware in 1969.
      Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.
      These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
      Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 0-154-5)	Period or Date Filed

Annual Report on Form 10-K	Fiscal Year Ended August 31, 2005, filed November 14, 2005
Quarterly Report on Form 10-Q	Fiscal quarter ended November 30, 2005, filed January 9, 2006
Current Reports on Form 8-K	Filed October 24, 2005, January 6, 2006, January 11, 2006, January 23, 2006, January 30, 2006, February 21, 2006 and March 1, 2006
      Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
      You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: A. Schulman, Inc., Attn: Robert A. Stefanko, 3550 Market Street, Akron,

Ohio 44333. You can find additional information by visiting our website at: http://www.aschulman.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
      As of February 23, 2006, there were 31,287,303 shares of our common stock issued and outstanding, which does not include 9,272,045 of our issued shares held in treasury. The 8,750,000 shares we are offering to purchase under the Offer represent approximately 28.0% of the total number of issued and outstanding shares.
      The Company’s directors and executive officers, other than James A. Mitarotonda, have advised the Company that they do not intend to tender any of their shares in the Offer. Mr. Mitarotonda, a director of the Company, is the Chairman and CEO of Barington Capital Group L.P. (“Barington”). Barington represents a group of investors that has filed a Schedule 13D with the Securities and Exchange Commission. Barington has not indicated whether it or any other member of its investor group will participate in the Offer.
      As of February 23, 2006, our directors and executive officers as a group (18 persons) beneficially owned an aggregate of approximately 1,976,982 shares, representing approximately 6.32% of the total number of outstanding shares. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, other than James A. Mitarotonda, who has not indicated whether he will participate in the Offer. If none of our directors and executive officers tenders any of their shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers to approximately 8.77%. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.
      As of February 23, 2006, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors, current executive officers and each person who owns (to our knowledge) 5% or more of our outstanding shares were as appears in the second and third columns of the table below. Assuming we purchase 8,750,000 shares in the Offer and no director, executive officer or any person who owns (to our knowledge) 5% or more of our outstanding shares of common stock tenders any shares in the Offer, the percentage beneficial ownership of each director, executive officer and person who owns (to our knowledge) 5% or more of our outstanding shares after the Offer will be approximately as appears in the fourth column of the table below. Unless otherwise indicated, each current director, current executive officer and each person who owns (to our knowledge) 5% or more of our outstanding shares has sole voting and sole dispositive power for the shares in the table below.
      Unless otherwise indicated, the address of each person listed is c/o A. Schulman, Inc., 3550 Market Street, Akron, Ohio 44333.

	Prior to the Offer		After the Offer

	Amount and Nature
	of Beneficial	Percentage of	Percentage of
Name of Beneficial Owner	Ownership	Shares	Shares

5% Stockholders:
Royce & Associates, LLC(1)	3,048,007	9.74%	13.52%
1414 Avenue of the Americas New York, NY 10019
Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Starboard Value & Opportunity Fund, LLC, Parche, LLC, Millenco, L.P., RJG Capital Partners, L.P., D.B. Zwirn Special Opportunities Fund, L.P., D.B Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/ Z Special Opportunities LLC(2)	2,684,495	8.58%	11.91%

	Prior to the Offer		After the Offer

	Amount and Nature
	of Beneficial	Percentage of	Percentage of
Name of Beneficial Owner	Ownership	Shares	Shares

Dimensional Fund Advisors Inc.(3)
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,656,218	8.49%	11.79%
Directors and Executive Officers:
Terry L. Haines(4)	318,366	1.02%	1.41%
Robert A. Stefanko(4)(5)	157,622	*	*
Ronald G. Andres(4)(6)	74,099	*	*
Barry A. Rhodes(4)	38,033	*	*
Gary J. Elek(4)	9,333	*	*
David G. Birney	2,000	*	*
Alain C. Adam(4)	30,466	*	*
John M. Myles(4)	34,925	*	*
Paul F. DeSantis	1,811	*	*
Dr. Peggy Miller(4)	14,333	*	*
James S. Marlen(4)	15,833	*	*
Dr. Paul Craig Roberts(4)	12,138	*	*
Willard R. Holland(4)	16,333	*	*
James A. Karman(4)	19,333	*	*
Joseph M. Gingo(4)	13,333	*	*
John B. Yasinsky(4)	14,333	*	*
Ernest J. Novak, Jr.(4)	9,700	*	*
James A. Mitarotonda(2)(7)	1,195,002	3.82%	5.30%
All Directors and Executive Officers as a group (18 persons)(4)(5)(6)(7)	1,976,993	6.32%	8.77%

*	Less than 1% of the shares outstanding
Footnotes

(1)	As reported in a Schedule 13G/ A dated and filed with the SEC on January 31, 2006.

(2)	On October 25, 2005, Barington, Barington Investors, Barington Fund, Barington Advisors, Barington Capital, LNA, Mr. Mitarotonda, Starboard Value & Opportunity Fund, LLC (“Starboard”), Parche, LLC (“Parche”), Admiral Advisors, LLC (“Admiral”), Ramius Capital Group, LLC (“Ramius”), C4S & Co., LLC (“C4S”), Mr. Peter Cohen (“Cohen”), Mr. Morgan Stark (“Stark”), Mr. Jeffrey Solomon (“Solomon”), Mr. Thomas Strauss (“Strauss”), Millenco, Millennium Management, L.L.C. (“Millennium”), Mr. Israel Englander (“Englander”), RJG Capital Partners, L.P. (“RJG Partners”), RJG Capital Management, LLC (“RJG Management”), Mr. Ronald Gross (“Gross”), D.B. Zwirn Special Opportunities Fund, L.P.(“Zwirn Fund L.P.”), D.B. Zwirn Special Opportunities Fund (TE), L.P. (“Zwirn Fund (TE) L.P.”), D.B. Zwirn Special Opportunities Fund, Ltd. (“Zwirn Fund Ltd.”), HCM/ Z Special Opportunities LLC (“HCM/ Z”), D.B. Zwirn & Co., L.P.(“Zwirn & Co.”), DBZ GP, LLC (“DBZ”), Zwirn Holdings, LLC (“Zwirn Holdings”) and Mr. Daniel B. Zwirn (“Zwirn”) jointly filed an amendment to Schedule 13D with the Securities and Exchange Commission reporting.

(3)	As reported in a Schedule 13G/ A dated February 1, 2006, and filed with the SEC on February 2, 2006, Dimensional Fund Advisors Inc. is the beneficial owner of and has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, an aggregate of 2,656,218 shares of Common Stock. According to the Schedule 13G/ A, Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). As reported in the Schedule 13G/ A, Dimensional Fund Advisors Inc. possesses investment and/or voting power over the shares of Common Stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional Fund Advisors Inc. disclaims beneficial ownership of such shares in the Schedule 13G/ A.

(4)	Includes the following number of shares that are not owned, but can be purchased within sixty days upon the exercise of options granted under the Corporation’s 1991 Stock Incentive Plan, 1992 Non-Employee Directors’ Stock Option Plan and/or 2002 Equity Incentive Plan: 129,999 by Terry L. Haines; 95,000 by Robert A. Stefanko; 31,999 by Ronald G. Andres; 7,333 by Barry A. Rhodes; 3,333 by Gary J. Elek; 12,666 by Alain C. Adam; 20,000 by John M. Myles; 4,833 by each of Dr. Peggy Miller, James A. Karman, Willard R. Holland, John B. Yasinsky and Joseph M. Gingo; 3,333 by each of Dr. Paul Craig Roberts and James S. Marlen; and 331,161 by all Directors and executive officers as a group.

(5)	Includes 30,166 shares held in the Trust for Barbara J. Stefanko, Barbara J. Stefanko Trustee. Barbara Stefanko is the spouse of Robert A. Stefanko.

(6)	Mr. Andres owns 5,300 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(7)	Includes 495,893 shares of Common Stock held by Barington Companies Equity Partners, L.P. (“Barington”), 336,188 shares held by Barington Companies Offshore Fund, Ltd. (BVI) (“Barington Fund”) and 360,921 shares beneficially owned by Barington Companies Advisors, LLC (“Barington Advisors”) held in a managed account that Barington Advisors manages on behalf of Millenco, L.P (“Millenco”) as further described in footnote 2 above. James Mitarotonda (“Mitarotonda”) is the President and Chief Executive Officer of Barington Companies Investors, LLC (“Barington Investors”), which is the general partner of Barington and, accordingly, Mr. Mitarotonda may be deemed to have sole power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the managing member of Barington Advisors, which is the investment advisor of the Barington Fund and the investment account managed on behalf of Millenco, and, accordingly, Mr. Mitarotonda may be deemed to have sole power to vote and dispose of the shares owned by the Barington Fund and shared power to vote and dispose of the shares beneficially owned by Barington Advisors. Barington Capital is also the majority member of Barington Investors so through this relationship, Mr. Mitarotonda may also be deemed to beneficially own the shares held by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

1991 Stock Incentive Plan
      The Company adopted the A. Schulman, Inc. 1991 Stock Incentive Plan effective as of December 5, 1991 (the “1991 Plan”) and authorized the grant of up to 1,000,000 shares of common stock under the 1991 Plan. The 1991 Plan was amended effective October 20, 1999, to increase the number of shares authorized for grant to 3,875,000. The 1991 Plan authorizes the grant of non-qualified stock options, incentive stock options and shares of restricted stock to employees of the Company. The 1991 Plan provides for the acceleration of the vesting of grants if certain “change in control” events occur. The 1991 Plan also provides that no additional grants may be made after December 5, 2001.

2002 Equity Incentive Plan
      The Company adopted the A. Schulman, Inc. 2002 Equity Incentive Plan effective as of December 5, 2002 (the “2002 Plan”). The 2002 Plan authorizes the grant of up to 4,500,000 shares of common stock. The 2002 Plan authorizes the grant of non-qualified stock options, incentive stock options and shares of restricted stock to employees of the Company and to directors of the Company who are not employees. The compensation committee of the Board of Directors is responsible for administering the 2002 Plan. The 2002 Plan provides for the acceleration of the vesting of grants if certain “change in control” events occur. Subject to earlier termination as provided in the terms of the 2002 Plan, it will remain in effect until all shares of common stock subject to the 2002 Plan have been purchased or acquired according its terms.

1992 Stock Option Plan
      The Company adopted the A. Schulman, Inc. 1992 Non-Employee Directors’ Stock Option Plan effective October 19, 1992 (the “1992 Plan”). The 1992 Plan authorizes the grant of up to 100,000 shares of common stock. The 1992 Plan authorizes automatic grants of nonqualified stock options and shares of restricted stock to directors who are not employees of the Company. Each year each non-employee director is entitled to receive a grant of a stock option exercisable for 2,000 shares of Common Stock and a grant of 500 shares of restricted stock. The stock options vest as to 25% of the shares on each of the four anniversaries of the date of grant. Shares of restricted stock vest at the end of a five-year period. The 1992 Plan provides for the acceleration of the vesting of grants if certain “change in control” events occur. No additional grants may be made under the 1992 Plan ten years following the effective date.

Supplemental Executive Retirement Plan
      The Company has a Supplemental Executive Retirement Benefits Plan (the “SERP”) that provides retirement benefits to executive officers named as participants by the Board. Messrs. Haines and Stefanko are currently the only officers of the Company who are eligible to participate in the SERP. Under the SERP, a participant will earn a pension benefit that is equal to 30% of his or her final average plan compensation, plus an additional one percent for each year of service, up to a maximum of thirty such years. Thus, a participant who retires with 30 or more years of service will receive an annual benefit equal to 60% of the participant’s final average plan compensation. The pension benefits payable under the SERP are reduced by the actuarial value of (1) the participant’s primary social security benefits, (2) benefits payable to the participant under each of the Company’s Profit Sharing Plan and Non-Qualified Plan described below, and (3) benefits payable to the participant under the deferred compensation agreements described below (without regard to any forfeiture of or other loss of benefits that may occur under such arrangements on account of a termination for cause or any other reason).
      SERP benefits are payable as a monthly pension, generally beginning at age 65 or after the participant’s retirement, if later. If a participant retires at or after age 55 with ten years of service, the board may grant the participant payment before age 65 in an actuarially reduced amount. If a participant becomes totally and permanently disabled and has ten years of service, the board may grant the participant payment before age 65 in an actuarially reduced amount.
      In general, SERP pension payments are payable to the participant as a life annuity (i.e. for the lifetime of the participant). Participants may elect to receive SERP pension payments in various optional forms of payment that are the actuarial equivalent of the participant’s life annuity. However, a lump sum form of payment will only be made with the consent of the Board of Directors.

Profit Sharing Plans
      The Company has a qualified Profit Sharing Plan (the “Profit Sharing Plan”) that provides that in any year the Board of Directors, in its discretion, may authorize payments for the benefit of participants. The maximum amount that may be allocated to a participant generally is limited to the lesser of (i) $40,000 or (ii) one hundred percent of the participant’s compensation. Participation in the Profit Sharing Plan is available to all salaried employees of the Company (and participating subsidiaries) who are employed on the last day of the Profit Sharing Plan year. Benefits under the Profit Sharing Plan vest according to a specified formula that provides for partial vesting starting after three years of employment with the Company and full vesting after seven years of employment with the Company.
      The Company also has a non-qualified Profit Sharing Plan (the “Non-Qualified Plan”) that allows the Company to accrue certain amounts for the benefit of the Non-Qualified Plan’s participants to restore to them amounts not available to them under the Profit Sharing Plan due to certain limitations. Benefits under the Non-Qualified Plan vest according to a specified formula that provides for partial vesting starting after three years of employment with the Company and full vesting after seven years of employment with the Company. In addition, upon a Change in Control of the Company, benefits become fully vested.

Compensation of Directors
      Each director of the Company who is not an employee of the Company receives an annual director’s fee of $29,000, plus $1,500 for each board or committee meeting attended. Further, any director serving as a chairman of our audit committee, our compensation committee or our nominating and corporate governance committee receives an additional annual fee of $8,500, $7,500 or $6,000, respectively. Each director has the option to defer payment of all or a specified portion of his or her director’s fees and to receive in its place a number of units equivalent to the amount to be paid, divided by the closing price of the common stock on the last business day of the prior year. At the end of a director’s service to the Board of Directors, the units are surrendered in exchange for a cash payment for each unit equal to the market price per share of the common stock on the day before the surrender date. Pursuant to the Company’s 2002 Equity Incentive Plan, each non-employee director receives an award of up to 2,500 restricted shares of common stock. The restricted stock grants vest on the fourth anniversary after the date awarded.

Employment Contracts and Change-In-Control Arrangements
      The Company has employment agreements with Messrs. Haines, Stefanko, Andres, Rhodes, Adam, Myles and DeSantis, and certain other senior personnel. All of the employment agreements have initial three-year terms. These agreements automatically are extended at the end of each month for an additional month unless prior notice of termination is given, to constitute at all times a three-year agreement; provided, however, that no monthly extension can occur after the month in which the employee reaches age 62. The employment agreements provide that in the event employment is terminated following a merger, consolidation, liquidation, or other change in control (collectively, “Change in Control”) of the Company for any reason except for termination by the Company for cause, termination for death or disability or termination by the employee without good reason, the employee will be paid a lump sum amount based on his historical compensation and unpaid incentive compensation, and certain insurance benefits. Additionally, during the one-month period beginning with the first day of the month immediately following the first anniversary of a Change in Control, the employment agreements of Messrs. Haines and Stefanko provide that they may terminate their employment for any reason and will still be entitled to the Change-in-Control payments described above. If the Company terminates an employee’s employment without cause prior to the expiration of the term of the employment agreement and prior to a Change in Control, the employee will receive his salary for the remaining term of his employment agreement, plus a bonus each year for the remaining term of his agreement in an amount equal to fifty percent of his average annual bonus during the most recent five calendar years of employment. If the employee’s employment is terminated by reason of death, the Company will pay a lump sum amount equal to sixty percent of the employee’s salary for twenty-four months. In addition, the amounts described above payable under the employment agreements for Messrs. Haines and Stefanko shall be “grossed up” to cover certain taxes payable by the employee on certain of the amounts paid to such employee in respect of a Change in Control of the Company. Notwithstanding the foregoing, in respect of the employment agreements of Messrs. Andres, Rhodes, Adam, Myles and DeSantis, the Company is not obligated to pay any amount that is in excess of the maximum amount that it can deduct for federal income tax purposes.
      The Company also has deferred compensation agreements with Messrs. Haines and Stefanko, providing for the payment of benefits for ten years following retirement, disability or death in the annual amount of $100,000 for Mr. Haines and $100,000 (under two agreements for $50,000 each) for Mr. Stefanko. The effective dates of Mr. Haines’ Agreement is 1991 and of Mr. Stefanko’s two agreements are 1985 and 1991. No additional benefits are payable under the agreements upon a Change in Control of the Company; however, payment of all of the benefits of Messrs. Haines and Stefanko will be accelerated in the event of a termination of employment following certain Changes in Control. The Company owns and is the beneficiary of life insurance policies upon the lives of Messrs. Haines and Stefanko, in the amount of $1,000,000 each.
      Robert A. Stefanko has a preliminary agreement with the Company in connection with his decision to retire as the Chairman, Vice President — Chief Financial Officer and as a member of the Board of Directors effective April 17, 2006. Under the terms of this agreement, Mr. Stefanko has agreed to remain as an employee of the Company through October 31, 2006 to ensure a successful transition to the new Chief Financial Officer. Mr. Stefanko will continue to receive compensation pursuant to his employment agreement through October 31, 2006 at which time he will be entitled to receive a cash payment of approximately $914,000. It is anticipated that this agreement will be reduced to writing, which written agreement may contain additional terms and conditions, on or before April 17, 2006.
     Barington Agreement
      On October 21, 2005, the Company and Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Millenco, L.P., Millennium Management, L.L.C., Israel A. Englander, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/ Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn (collectively, the “Barington Group”) entered into the Agreement. Among other things, the Agreement provides that:

•	the Barington Group withdraw its notice of intent to nominate persons for election as directors at the Company’s 2005 Annual Meeting of Stockholders and agree to abide by certain standstill provisions until the Company’s 2007 Annual Meeting of Stockholders;

•	the Company would work together with representatives of the Barington Group to create a plan to improve the Company’s operations and profitability;

•	the Company would implement a number of corporate governance improvements, including (i) establishing a lead independent director; (ii) implementing a regular evaluation of the Rights Agreement by the board’s independent directors; and (iii) submitting a proposal for approval by the Company’s stockholders to amend the Company’s amended and restated certificate of incorporation, as amended, to eliminate the provision requiring an 80% stockholder approval threshold of certain business combinations;

•	the Company would reimburse the Barington Group, up to an aggregate maximum of $150,000, for the expenses incurred by the Barington Group in connection with the agreement and all related activities and matters; and

•	the Board of Directors would appoint James A. Mitarotonda and another person independent of the Company and the Barington Group as Directors.
      Mr. Mitarotonda is affiliated with several members of the Barington Group and is also a party to the agreement in his individual capacity.

Recent Securities Transactions
      Based on our records and on information provided to us by our directors, executive officers, affiliates, subsidiaries and directors of subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, executive officers or directors of subsidiaries have effected any transactions involving shares of our common stock during the 60 days prior to March 1, 2006, except for:

•	On January 11, 2006, Ronald G. Andres acquired 12,000 shares pursuant to an exercise of a stock option at an exercise price of $13.17 per share and resold 9,000 shares at a price of $22.43 per share.

•	On January 11, 2006, Robert A. Stefanko acquired 15,000 shares pursuant to an exercise of a stock option at an exercise price of $13.17 per share and resold 7,487 shares at a price of $22.60 per share. On January 12, 2006, Mr. Stefanko sold 300 shares at a price of $22.6097 per share and 6,000 shares at a price of $22,603 per share. On January 13, 2006, Mr. Stefanko sold 1,213 shares at a price of $22.60 per share.

•	On January 12, 2006, Barry A. Rhodes acquired 2,500, 4,667 and 13,333 shares pursuant to exercises of stock options at exercise prices of $13.17, $13.99 and $18.02, respectively, per share. Mr. Rhodes then resold 100 shares at a price of $22.52 per share, 200 shares at a price of $22.51 per share, 200 shares at a price of $22.50 per share, 1,700 shares at a price of $22.49 per share, 100 shares at a price of $22.48 per share, 2,300 shares at a price of $22.47 per share, 300 shares at a price of $22.46 per share, 2,000 shares at a price of $22.45 per share, 100 shares at a price of $22.44 per share, 400 shares at a price of $22.43 per share, 668 shares at a price of $22.42 per share, 755 shares at a price of $22.41 per share and 9,177 shares at a price of $22.40 per share, all on January 12, 2006.

•	On January 13, 2006, Walter Belderbos, a director of a foreign subsidiary, sold 1,200 shares at $22.60 per share.

•	On January 16, 2006, Walter Belderbos, a director of a foreign subsidiary, acquired 3,500, 6,667 and 8,000 shares pursuant to exercises of stock options at exercise prices of $13.17, $13.99 and $18.02, respectively, per share and then resold 18,167 shares at a price of $22.6194 per share.

•	On January 16, 2006, Laurent Barret, a director of a foreign subsidiary, acquired 1,250, 1,667 and 3,333 shares pursuant to exercises of stock options at exercise prices of $13.17, $13.99 and $18.02, respectively, per share and then resold 6,250 shares at a price of $22.44 per share.

•	On January 17, 2006, Francois Steenssens, a director of a foreign subsidiary, acquired 4,000, 10,000 and 6,666 shares pursuant to exercises of stock options at exercise prices of $13.17, $13.99 and $18.02, respectively, per share and then resold 20,666 shares at a price of $22.6194 per share.

•	On January 18, 2006, Gustavo Perez, a director of a foreign subsidiary, acquired 3,333 shares pursuant to an exercise of a stock option at an exercise price of $19.85 per share and resold 3,333 shares at a price of $22.98 per share.

•	On January 19, 2006, Heinz Willi Houben, a director of a foreign subsidiary, acquired 1,750 and 3,334 shares pursuant to exercises of stock options at exercise prices of $13.17 and $13.99, respectively, per share. Mr. Houben then resold 2,300 shares at a price of $23.00 per share and 5,084 shares at a price of $23.50 per share.

•	On January 19, 2006, Alain C. Adam acquired 3,000 shares pursuant to an exercise of a stock option at an exercise price of $13.17 per share and resold 3,000 shares at a price of $23.00 per share.

•	On January 19, 2006, Terry L. Haines acquired 37,500, 10,000 and 86,667 shares pursuant to exercises of stock options at exercise prices of $13.17, $11.38 and $13.99, respectively, per share. Mr. Haines then resold 12,217 shares at a price of $23.4382 per share, 18,100 shares at a price of $23.40 per share, 11,533 shares at a price of $23.4099 per share, 13,500 shares at a price of $23.4052 per share and 50,950 shares at a price of $23.4702 per share, all on January 19, 2006.

•	On January 19, 2006, Otto Bruder, a director of a foreign subsidiary, sold 4,000 shares at a price of $22.90 per share.

•	On January 20, 2006, Heinz Willi Houben, a director of a foreign subsidiary, acquired 6,666 shares pursuant to an exercise of a stock option at an exercise price of $18.02 per share and resold 4,666 shares at a price of $23.5858 per share.

•	On January 20, 2006, John M. Myles acquired 8,250 shares pursuant to an exercise of a stock option at an exercise price of $13.17 per share and resold 8,250 shares at a price of $23.6143 per share.

•	On January 23, 2006, Robert A. Stefanko acquired 30,000 shares pursuant to an exercise of a stock option at an exercise price of $13.99 per share and resold 20,000 shares at a price of $24.012 per share and 10,000 shares at a price of $23.9874 per share.

•	On January 24, 2006, Alain C. Adam acquired 5,000 shares pursuant to an exercise of a stock option at an exercise price of $13.99 per share and resold 300 shares at a price of $24.41 per share, 200 shares at a price of $24.40 per share, 100 shares at a price of $24.39 per share, 400 shares at a price of $24.36 per share, 300 shares at a price of $24.35 per share, 100 shares at a price of $24.34 per share, 500 shares at a price of $24.33 per share and 3,100 shares at a price of $24.32 per share.

•	On January 27, 2006, Laurent Barret, a director of a foreign subsidiary, sold 800 shares at $24.42 per share.

•	On January 27, 2006, Otto Bruder, a director of a foreign subsidiary, acquired 10,500 and 13,333 shares pursuant to exercises of stock options at exercise prices of $13.99 and $18.02, respectively, per share. Mr. Bruder then resold 10,500 shares at a price of $24.55 per share and 13,333 shares at a price of $24.51 per share.

•	On February 1, 2006, our non-employee directors, David G. Birney, Joseph M. Gingo, Willard R. Holland, James A. Karman, James S. Marlen, Peggy Gordon Miller, James A. Mitarotonda, Ernest J. Novak, Jr., Paul Craig Roberts and John B. Yasinsky, each received a grant of 2,000 restricted shares for their service as directors. The restrictions on these shares will lapse on February 1, 2010.

•	On February 1, 2006, Maurizio Moretto, a director of a foreign subsidiary, acquired 5,000, 7,000 and 5,334 shares pursuant to exercises of stock options at exercise prices of $13.17, $13.99 and $18.02, respectively, per share and then resold 17,333 shares at a price of $24.3871 per share.

•	On February 1, 2006, Otto Bruder, a director of a foreign subsidiary, acquired 3,000 shares pursuant to an exercise of a stock option at an exercise price of $13.99 per share and resold 3,000 shares at a price of $24.60 per share.
All sales of shares occurred on the open-market.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
      The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
      We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from Nasdaq. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from Nasdaq. See Section 7.
      Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
      The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals
      We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	United States Federal Income Tax Consequences
      The following describes material United States federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Department of Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
      This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to particular U.S. Holders in light of their personal investments or tax circumstances. In addition, this discussion does not address the tax treatment of special classes of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, U.S. expatriates, persons subject to the alternative minimum tax or Foreign Stockholders). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.
      As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) an entity that has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person.
      As used herein, a “Foreign Stockholder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). Foreign Stockholders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.
      If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.
      Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

      Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.
      Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
      If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each identifiable block of shares that we purchase from the U.S. Holder pursuant to the Offer.
      If a U.S. Holder is not treated under the Section 302 tests as exchanging shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
      To the extent that amounts received pursuant to the Offer exceed our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.
      We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.
      See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.
      The foregoing discussion is intended only as a summary and is not a complete description of all potential federal income tax consequences of the Offer. Holders of shares are urged to consult their tax advisors concerning the United States federal, state, local and foreign tax consequences of the Offer.

15.	Extension of the Tender Offer; Termination; Amendment
      We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion if any event set forth in Section 7 has not occurred or has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.
      If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares beyond the range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or approximately 625,746 shares) and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses
      We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager, in connection with the Offer. In its role as Dealer Manager, Credit Suisse Securities (USA) LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Credit Suisse Securities (USA) LLC will receive reasonable and customary compensation. We also have agreed to reimburse Credit Suisse Securities (USA) LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Credit Suisse Securities (USA) LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
      Credit Suisse Securities (USA) LLC and its affiliates may provide various investment banking and other services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse Securities (USA) LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.
      We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and National City Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
      We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous
      Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.
      This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

      You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.
March 1, 2006

A. SCHULMAN, INC.
March 1, 2006
      The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
National City Bank

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
National City Bank, Depositary Corporate Actions Processing Center P.O. Box 859208 161 Bay State Drive Braintree, Massachusetts 02185-9208	(781) 380-3388 For Confirmation Only Telephone: (800) 622-6757	National City Bank, Depositary Corporate Actions Processing Center 161 Bay State Drive Braintree, Massachusetts 02184
      Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
      Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Georgeson Shareholder Communications Inc.
17 State Street
10th Floor
New York, New York 10004
Banks and Brokerage Firms Call: (212) 440-9800
Stockholders and All Others Call Toll-free: (800) 509-1046
The Dealer Manager for the Offer is:
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Attention: Equity Capital Markets
Call Toll-free: (800) 318-8219